Exhibit 10.1

FIRST FINANCIAL SERVICE CORPORATION

2006 STOCK OPTION AND INCENTIVE COMPENSATION PLAN

Restricted Stock Award Agreement

First Financial Service Corporation (“FFKY”) grants to B. Keith Johnson (the “Employee” or “you”), as of October 30, 2013 (the “Grant Date”), the number of shares set forth below of the common stock of FFKY under the First Financial Service Corporation 2006 Stock Option and Incentive Compensation Plan (the “Plan”). A copy of the Plan is attached, and any capitalized terms used but not defined in this Agreement shall have the meaning given them in the Plan.

Grant of Award. Subject to the terms and conditions of this Agreement and the Plan, FFKY hereby grants to you a Restricted Stock Award in the amount of 27,641 shares of Stock (the “Shares”). The Shares will be issued to you after you sign this Agreement, but are subject to forfeiture should you fail to continue performing substantial services for FFKY. FFKY shall retain custody of any certificates evidencing the Shares until such time as the Shares become vested, in accordance with provisions set forth below.

Restriction Period. The Shares will vest in the amounts and on the dates set forth on Schedule 1 to this Agreement, provided that you have continued to perform substantial services for FFKY (as described on Schedule 1) through each such date. However, your Shares will become 100% vested upon your death or Disability or a Change of Control event (as defined in the Plan).

Taxation of Award. Your Restricted Stock will be taxable when it vests, at the value on the vesting date, and you agree not to make an election under Section 83(b) of the Internal Revenue Code to change that tax treatment. You will be required to make arrangements satisfactory to FFKY to pay any required withholding taxes due upon vesting of your Restricted Stock. Satisfactory arrangements may include the Company retaining or buying back from you a portion of the Shares with a Fair Market Value equal to the Company’s withholding obligations, if such an arrangement is mutually agreeable to you and the Company.

Transfer Restrictions. Until such time as the Shares become vested in accordance with provisions set forth above, the Shares shall not be transferred, pledged, sold or otherwise disposed of, and are subject to forfeiture in accordance with this Agreement and the Plan.

Restrictions on Dividends. Any dividends that may be declared on the Shares shall be retained by FFKY until the date the Shares become vested in accordance with provisions set forth above, and will be paid to you on such date. Dividends on unvested shares are subject to forfeiture in accordance with this Agreement and the Plan.

Compliance with Applicable Law. This Agreement is intended in all respects to fully comply with the requirements of all applicable laws and regulations (“Applicable Law”). If one or more provisions of this Agreement are determined at any time not to be in conformity with Applicable Law, this Agreement will automatically be restructured to the extent necessary to ensure conformity with Applicable Law, including (if any to the extent necessary) by forfeiture of Shares of Restricted Stock granted to you hereby, and any dividends, distributions or other proceeds received thereon.

Restricted Stock Termination Agreement and Release. The parties are executing and delivering a Restricted Stock Termination Agreement and Release concurrently with their execution and delivery of this Agreement. You further understand and acknowledge that Schedule 1 provides that your execution and delivery to the Company by May 31, 2014 of the release included in the Restricted Stock Termination Agreement and Release is a condition to the vesting of the Shares in May 2014 and thereafter.

Acknowledgments. By signing below, you acknowledge that you have received a copy of the Plan, and you hereby accept the Shares subject to all the terms and provisions of the Plan. Nothing contained in the Plan or this Agreement shall give you any rights to continued employment by FFKY or interfere in any way with the right of FFKY to terminate your employment or change your compensation at any time.

Stock Power. To effect the transfer to FFKY of the Shares upon your failure to continue performing substantial services for FFKY, or upon a determination that all or a portion of the Shares were granted to you in violation of Applicable Law, you hereby execute the following with your signature below: “By signing below, I hereby appoint the Secretary of FFKY as my agent, authorized representative and attorney, to transfer the Shares I receive under this Award, without consideration therefore, to FFKY should I cease performing substantial services for FFKY prior to the vesting date (other than as a result of my death or Disability or a Change of Control event), or should it be determined that all or a portion of the Shares granted to me under this Award were granted in violation of Applicable Law, and no further authorization or signature by me shall be required. Within five days after receipt of a written request from FFKY, I hereby agree to provide such additional information and to execute and deliver such additional documents as may reasonably be necessary to effect this transfer.”

EMPLOYEE		FIRST FINANCIAL SERVICE CORPORATION

/s/ B. Keith Johnson		By:	/s/ John L. Newcomb, Jr.
B. Keith Johnson			Chairman, Executive Compensation Committee

Date:	October 30, 2013	Date:	October 30, 2013

Schedule 1

Date	Vesting Shares	Vesting shares as a percentage of total grant	Conditions to Vesting

Grant Date	5,528	20%	Vests immediately upon grant.

1/1/2014	5,528	20%	Contingent upon continued performance of your duties under the Management Succession Plan.

May 2014	5,528	20%	Contingent upon (i) your performance of duties through May 12, 2014, the date under the Management Succession Plan you cease to perform services as an employee, and (ii) your delivery of a signed release to the Company on or after that date, but no later than May 31, 2014.

11/15/2014	5,528	20%	Contingent upon (i) your prior delivery of a signed release to the Company on or after May 12, 2014, but no later than May 31, 2014, and (ii) your attendance at 75% of board and board committee meetings during the 6 month period ending November 15, 2014.

5/15/ 2015	5,529	20%	Contingent upon (i) your prior delivery of a signed release to the Company on or after May 12, 2014, but no later than May 31, 2014, and (ii) your attendance at 75% of board and board committee meetings during the 6 month period ending May 15, 2015.